CUSIP NO.  15133V 20 8                                        Page 1 of 7 Pages


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                RULE 13d-2(a)

                               (Amendment No.2)1

                       Centennial Communications Corp.
                       -------------------------------
                               (Name of Issuer)

                      Class A Common Stock, $.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                 15133V 20 8
                                 -----------
                                (CUSIP Number)

         Welsh, Carson, Anderson           William J. Hewitt, Esq.
         & Stowe VIII, L.P.,               Ropes & Gray LLP
         320 Park Avenue, Suite 2500       45 Rockefeller Plaza
         New York, New York  10022         New York, New York  10111
         Attention: Jonathan M. Rather     Tel. (212) 841-5700
         Tel. (212) 893-9500

         ----------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 9, 2003
             (Date of Event Which Requires Filing of This Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f)
                    or 13d-1(g), check the following box [ ].

-----------------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.  15133V 20 8                                        Page 2 of 7 Pages

1) Name of Reporting Person         Welsh, Carson, Anderson & Stowe VIII, L.P.
   I.R.S. Identification
   No. of Above Person
   (Entities Only)
------------------------------------------------------------------------------
2) Check the Appropriate Box        (a) [X]
   if a Member of a Group           (b) [ ]
------------------------------------------------------------------------------
3) SEC Use Only
------------------------------------------------------------------------------
4) Source of Funds                  Not Applicable
------------------------------------------------------------------------------
5) Check if Disclosure of
   Legal Proceedings Is             Not Applicable
   Required Pursuant to
   Items 2(d) or 2(e)
------------------------------------------------------------------------------
6) Citizenship or Place
   of Organization                  Delaware
------------------------------------------------------------------------------
       Number of                    7)  Sole Voting  Power  -0-
 Shares Beneficially
    Owned by Each                   ------------------------------------------
   Reporting Person                 8)  Shared Voting    43,122,000 shares of
        With                            Power            Common Stock
                                    ------------------------------------------
                                    9)  Sole Dis-           -0-
                                        positive Power
                                    ------------------------------------------
                                    10) Shared Dis-      43,122,000 shares of
                                        positive Power   Common Stock
------------------------------------------------------------------------------
11) Aggregate Amount Beneficially          43,122,000 shares of
    Owned by Each Reporting Person         Common Stock
------------------------------------------------------------------------------
12) Check if the Aggregate
    Amount in Row (11)
    Excludes Certain Shares
------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                       45.1%
      Amount in Row (11)
------------------------------------------------------------------------------
14)   Type of Reporting
      Person                               PN

CUSIP NO.  15133V 20 8                                        Page 3 of 7 Pages

1) Name of Reporting Person         Welsh, Carson, Anderson & Stowe VII, L.P.
   I.R.S. Identification
   No. of Above Person
   (Entities Only)
------------------------------------------------------------------------------
2) Check the Appropriate Box        (a) [X]
   if a Member of a Group           (b) [ ]
------------------------------------------------------------------------------
3) SEC Use Only
------------------------------------------------------------------------------
4) Source of Funds                  Not Applicable
------------------------------------------------------------------------------
5) Check if Disclosure of
   Legal Proceedings Is             Not Applicable
   Required Pursuant to
   Items 2(d) or 2(e)
------------------------------------------------------------------------------
6) Citizenship or Place
   of Organization                  Delaware
------------------------------------------------------------------------------
       Number of                    7)  Sole Voting  Power  -0-
 Shares Beneficially
    Owned by Each                   ------------------------------------------
   Reporting Person                 8)  Shared Voting    5,833,053 shares of
        With                            Power            Common Stock
                                    ------------------------------------------
                                    9)  Sole Dis-           -0-
                                        positive Power
                                    ------------------------------------------
                                    10) Shared Dis-      5,833,053 shares of
                                        positive Power   Common Stock
------------------------------------------------------------------------------
11) Aggregate Amount Beneficially          5,833,053 shares of
    Owned by Each Reporting Person         Common Stock
------------------------------------------------------------------------------
12) Check if the Aggregate
    Amount in Row (11)
    Excludes Certain Shares
------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                       6.1%
      Amount in Row (11)
------------------------------------------------------------------------------
14)   Type of Reporting
      Person                               PN

CUSIP NO.  15133V 20 8                                        Page 4 of 7 Pages

1) Name of Reporting Person         WCAS Information Partners, L.P.
   I.R.S. Identification
   No. of Above Person
   (Entities Only)
------------------------------------------------------------------------------
2) Check the Appropriate Box        (a) [X]
   if a Member of a Group           (b) [ ]
------------------------------------------------------------------------------
3) SEC Use Only
------------------------------------------------------------------------------
4) Source of Funds                  Not Applicable
------------------------------------------------------------------------------
5) Check if Disclosure of
   Legal Proceedings Is             Not Applicable
   Required Pursuant to
   Items 2(d) or 2(e)
------------------------------------------------------------------------------
6) Citizenship or Place
   of Organization                  Delaware
------------------------------------------------------------------------------
       Number of                    7)  Sole Voting  Power  -0-
 Shares Beneficially
    Owned by Each                   ------------------------------------------
   Reporting Person                 8)  Shared Voting    204,669 shares of
        With                            Power            Common Stock
                                    ------------------------------------------
                                    9)  Sole Dis-           -0-
                                        positive Power
                                    ------------------------------------------
                                    10) Shared Dis-      204,669 shares of
                                        positive Power   Common Stock
------------------------------------------------------------------------------
11) Aggregate Amount Beneficially          204,669 shares of
    Owned by Each Reporting Person         Common Stock
------------------------------------------------------------------------------
12) Check if the Aggregate
    Amount in Row (11)
    Excludes Certain Shares
------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                       0.2%
      Amount in Row (11)
------------------------------------------------------------------------------
14)   Type of Reporting
      Person                               PN

CUSIP NO.  15133V 20 8                                        Page 5 of 7 Pages

1) Name of Reporting Person         WCAS Capital Partners III, L.P.
   I.R.S. Identification
   No. of Above Person
   (Entities Only)
------------------------------------------------------------------------------
2) Check the Appropriate Box        (a) [X]
   if a Member of a Group           (b) [ ]
------------------------------------------------------------------------------
3) SEC Use Only
------------------------------------------------------------------------------
4) Source of Funds                  Not Applicable
------------------------------------------------------------------------------
5) Check if Disclosure of
   Legal Proceedings Is             Not Applicable
   Required Pursuant to
   Items 2(d) or 2(e)
------------------------------------------------------------------------------
6) Citizenship or Place
   of Organization                  Delaware
------------------------------------------------------------------------------
       Number of                    7)  Sole Voting  Power  -0-
 Shares Beneficially
    Owned by Each                   ------------------------------------------
   Reporting Person                 8)  Shared Voting    4,879,521 shares of
        With                            Power            Common Stock
                                    ------------------------------------------
                                    9)  Sole Dis-           -0-
                                        positive Power
                                    ------------------------------------------
                                    10) Shared Dis-      4,879,521 shares of
                                        positive Power   Common Stock
------------------------------------------------------------------------------
11) Aggregate Amount Beneficially          4,879,521 shares of
    Owned by Each Reporting Person         Common Stock
------------------------------------------------------------------------------
12) Check if the Aggregate
    Amount in Row (11)
    Excludes Certain Shares
------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                       5.1%
      Amount in Row (11)
------------------------------------------------------------------------------
14)   Type of Reporting
      Person                               PN

CUSIP NO.  15133V 20 8                                        Page 6 of 7 Pages


                       Amendment No. 2 to Schedule 13D
                       -------------------------------

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on January 19, 1999 and Amendment No. 1 thereto filed on January 22, 2003 (as so amended, the "Schedule 13D"). Terms defined in the Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 4.   Purpose of Transaction.
          ----------------------

          Item 4 is hereby amended by adding the following thereto as a new paragraph immediately after the first full paragraph:

          The Reporting Persons have previously reported that they were engaged in discussions with the Issuer regarding the Issuer's exploration of additional financing. All discussions between the Reporting Persons and the Issuer regarding a potential additional financing of the Issuer by the Reporting Persons have terminated.

CUSIP NO.  15133V 20 8                                        Page 7 of 7 Pages

                                  Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                              By:  WCAS VIII Associates, LLC, General Partner

                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------------
                                    Managing Member


                              WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                              By:  WCAS VII Partners, L.P., General Partner

                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------------
                                    General Partner


                              WCAS INFORMATION PARTNERS, L.P.
                              By:  WCAS INFO Partners, General Partner

                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------------
                                    Attorney-in-Fact


                              WCAS CAPITAL PARTNERS III, L.P.
                              By:  WCAS CP III Associates, LLC,
                              General Partner

                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------------
                                    Managing Member

Dated: June 9, 2003